John Hancock
197 Clarendon Street
Boston, Massachusetts 02116
(617) 572-0070
E-mail: mramirez@jhancock.com
Michael A. Ramirez
AVP and Senior Counsel
December 20, 2024
U.S. Securities and Exchange Commission
450 F St., N.E.
Washington, D.C. 20549
Re: John Hancock Life Insurance Company (U.S.A.) Separate Account A
John Hancock Life Insurance Company (U.S.A.) (the “Company”)
File Nos. 811-4834 and 333-281927, Pre-Effective Amendment #2, Form N-6 (the “Registration Statement”)
Commissioners:
As counsel to the Company, I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of the above Registration Statement under the Securities Act of 1933 for registration of interests in the Account funding the Company’s flexible premium variable universal life insurance policies (the “Policies”).
In the course of preparing this opinion, I have reviewed the corporate records with respect to the Account, and such other matters as I deemed necessary and appropriate. Based on such review, I am of the opinion that the Policies (and interests therein) which are the subject of the Registration Statement will, when sold, be legally issued and represent binding obligations of the Company, the depositor for the Account.
I consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Michael A. Ramirez
Michael A. Ramirez
AVP and Senior Counsel
Accumulation Variable Universal Life 2025